EXHIBIT 12

                         PRIDE PETROLEUM SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                          YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------------------------
                                                                             1992         1993        1994         1995         1996
                                                                          -------       ------      ------      -------      -------
Historical
Net earnings from continuing operations
before provision for income taxes ..................................      $(1,359)      $3,319      $8,134      $22,423      $30,819
Add:
Portion of rents representative of the
interest factor ....................................................          595          688         812          935        1,590
Interest on indebtedness ...........................................            3           10         207        6,158       13,195
Amortization of deferred financing costs ...........................         --           --          --            118          440
                                                                          -------       ------      ------      -------      -------
Earnings as adjusted ...............................................      $  (761)      $4,017      $9,153      $29,634      $46,044
                                                                          =======       ======      ======      =======      =======
Fixed charges:
Portion of rents representative of the
interest factor ....................................................      $   595       $  688      $  812      $   935      $ 1,590
Interest on indebtedness ...........................................            3           10         207        6,158       13,195
Amortization of deferred financing costs ...........................         --           --          --            118          440
Capitalized interest ...............................................         --           --           458          250        1,915
                                                                          -------       ------      ------      -------      -------
Fixed Charges ......................................................      $   598       $  698      $1,477      $ 7,461      $17,140
                                                                          -------       ------      ------      -------      -------
Ratio of earnings to fixed charges .................................            *          5.8         6.2          4.0          2.7
                                                                          =======       ======      ======      =======      =======

           *Earnings are inadequate to cover fixed charges by $1,359